SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/ X / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/   / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------

/   /  Fee paid previously with preliminary materials.

/   / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        --------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        --------------------------------------------
    3)  Filing Party:

        --------------------------------------------
    4)  Date Filed:

        --------------------------------------------

                        RAMTRON INTERNATIONAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                 April 19, 1999

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on April 19, 1999, at 2:00 p.m., Mountain Standard Time, at the principal office of the Company, located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

NOTICE IS ALSO HEREBY GIVEN that, for the reasons set forth in the attached Proxy Statement, the previously announced Special Meeting of the Stockholders of the Company scheduled to be held on March 15, 1999 has been cancelled (the "March 15 Meeting").

As more fully described in the attached Proxy Statement, the Special Meeting is being held to provide stockholders of the Company with the opportunity to vote upon the following two proposals:

PROPOSAL 1:  Approval of a restructuring of the Company (the "Restructuring")
             providing for:

             (a)  (i)  amending and restating the Certificate of Designation,
                       Preferences, Rights and Limitations of the Company relating to the Company's Series A Convertible Preferred Stock (the "Series A Preferred") in the form of Exhibit A to the attached Proxy Statement; and

                 (ii) amending the Company's Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's Common Stock, whereby each five shares of Common Stock would be combined, converted and changed into one share of Common Stock;

             (b) the termination of certain contracts (the "DFA Contracts") between the Company and certain entities (each a "DFA Entity") advised by Dimensional Fund Advisors, Inc. ("DFA") pursuant to which the Company is currently obligated to pay the DFA Entities $3,223,712 in cash, in exchange for promissory notes (the "DFA Notes") in the aggregate principal amount of $3,223,712 having a maturity date of one year from issuance and bearing interest at 8% per annum; and

             (c) amendment to the Company's existing credit facility (the "NEBF Credit Facility") with the National Electrical Benefit Fund (the "NEBF") to (i) extend the maturity of the NEBF Credit Facility to March 15, 2002, (ii) release Certain collateral pledged by the Company to the NEBF pursuant to the NEBF Credit Facility, and (iii) otherwise provide for NEBF approval of the terms of the Restructuring.

PROPOSAL 2:  If Proposal 1 is not approved by the stockholders of the
             Company, amendments to the Company's Certificate of Incorporation, as amended, to effect, at any time prior to January 1, 2000, a reverse stock split of the Company's Common Stock, whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 shares of Common Stock would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors.

Only record holders of Common Stock at the close of business on March 5, 1999 are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or adjournments thereof. All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting in person, in order to ensure your representation at the Special Meeting, please mark, sign, date and return the enclosed BLUE proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if such stockholder has returned a proxy.

Please note that the WHITE proxy card previously included with the Company's Proxy Statement mailed to stockholders on or about February 5, 1999 in connection with the March 15 Meeting may not be utilized by stockholders for purposes of voting at the Special Meeting and such WHITE proxy card will not be given effect by the Company for any purpose, including for purposes of determining a quorum or voting at the Special Meeting.

                                         By Order of the Board of Directors

                                         ----------------------------------
                                         Richard L. Mohr
                                         Secretary

Colorado Springs, Colorado
March XX, 1999

                      RAMTRON INTERNATIONAL CORPORATION

                              PROXY STATEMENT

               INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed BLUE proxy is solicited by and on behalf of the Board of Directors (the "Board") of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on April 19, 1999, at
2:00 p.m., Mountain Standard Time, or at any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the principal office of the Company, 1850 Ramtron Drive, Colorado Springs, Colorado 80921. These proxy solicitation materials were first mailed on or about March 17, 1999 to all stockholders entitled to vote at the Special Meeting.

For the reasons set forth herein, the previously announced Special Meeting of the Stockholders of the Company scheduled to be held on March 15, 1999 has been cancelled (the "March 15 Meeting"). The WHITE proxy card included with the Company's Proxy Statement mailed to stockholders on or about February 5, 1999 in connection with the March 15 Meeting may not be utilized by stockholders for purposes of voting at the Special Meeting and WHITE proxy cards will not be given effect by the Company for any purpose, including for purposes of determining a quorum or voting at the Special Meeting.

Only stockholders of record at the close of business on March 5, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. At the Record Date, 60,427,612 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. The Company's principal place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the approval of each of the proposals contained herein (the "Proposals"). As more fully described herein under "Proposals," if Proposal 1 is approved, Proposal 2 will not be adopted whether or not Proposal 2 receives the requisite vote of stockholders of the Company: that is, Proposal 2 is conditional upon Proposal 1 not being approved by stockholders. Abstentions and broker non-votes (shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions were never received by the broker or nominee from the beneficial owner) are counted as shares that are entitled to vote for purposes of determining the presence of a quorum at the Special Meeting. Abstentions and broker-non votes will be treated as shares, which are not voted with respect to the Proposals and will have the same effect as negative votes.

The costs of this solicitation will be borne by the Company. The Company has retained the services of Innisfree M & A Incorporated to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $6,000.00 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1998 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all current directors and executive officers of the Company as a group. Shares of the Company's Common Stock issuable upon conversion of outstanding convertible notes and debentures and the Company's Series A Convertible Preferred Stock, $0.01 par value (the "Series A Preferred") are not deemed outstanding for these purposes as the number of shares of Common Stock issuable upon conversion of each such security fluctuates based on changes in the market price for the Common Stock.

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned           of Class
---------------------------           ----------------------         --------

National Electrical Benefit Fund           12,944,804(2)               19.9%
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

NTC Liquidating Trust                       7,489,390(3)               11.8
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

Benton Liquidating Trust                    1,839,621(4)                3.0
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

L. David Sikes                                269,250(5)                 *

George J. Stathakis                           250,500(6)                 *

Greg B. Jones                                 148,000(7)                 *

Richard L. Mohr                               144,028(8)                 *

Donald G. Carrigan                             97,216(9)                 *

Craig W. Rhodine                               90,320(10)                *

William G. Howard                              40,000(11)                *

William G. Tull                                     0                    *

Eric A. Balzer                                      0                    *

All current directors and executive
officers as a group (9 persons)             1,039,314(12)               1.7
---------------

*    Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, except as otherwise indicated in the information contained in these footnotes.

(2)  Includes:  (i) 8,193,399 shares of Common Stock owned by the Fund;
(ii) 4,028,485 shares of Common Stock issuable upon exercise of warrants held by the Fund; (iii) approximately 677,920 shares issuable as of December 31, 1998 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund; and (iv) 45,000 shares of Common Stock issuable to the Fund pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.
The trustees of the Fund share voting and dispositive powers as to such shares.

(3) In an amended Schedule 13D dated June 17, 1998, the NTC Liquidating Trust reported sole voting and sole dispositive power as to 7,489,390 shares of Common Stock consisting of: (i) 4,528,174 shares of Common Stock owned directly; and (ii) 2,961,216 shares of Common Stock issuable upon exercise of warrants held by the NTC Liquidating Trust.

(4) In an amended Schedule 13D dated June 25, 1998, the Benton Liquidating Trust reported sole voting and sole dispositive power as to 1,839,621 shares of Common Stock owned directly.

(5)  Includes:  (i) 10,500 shares of Common Stock owned directly; and
(ii) 258,750 shares issuable to Mr. Sikes pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(6)  Includes:  (i) 10,500 shares of Common Stock owned directly; and
(ii) 240,000 shares issuable to Mr. Stathakis pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(7)  Includes:  (i) 13,000 shares of Common Stock owned directly; and
(ii) 135,000 shares issuable to Mr. Jones pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(8)  Includes:  (i) 10,890 shares of Common Stock owned directly; and
(ii) 133,138 shares issuable to Mr. Mohr pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(9)  Includes:  (i) 10,841 shares of Common Stock owned directly; and
(ii) 86,375 shares issuable to Mr. Carrigan pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(10)  Includes:  (i) 6,000 shares of Common Stock owned directly; and
(ii) 84,320 shares issuable to Mr. Rhodine pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(11) Such shares of Common Stock are issuable pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(12) Includes 977,583 shares of Common Stock issuable to current officers and directors pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

                                 PROPOSALS

The Special Meeting is being held to provide stockholders of the Company with the opportunity to vote upon the Proposals set forth below. The two Proposals represent distinct alternatives and, as more fully described below under "Reasons for the Restructuring; Effects of Non-Approval of the Restructuring" and "Reasons for Proposal 2; Effects of Non-Approval of Proposal 2", each Proposal would have substantially different effects on the Company and its stockholders if adopted. If Proposal 1 is approved by the requisite vote of the stockholders of the Company, Proposal 2 will not be adopted whether or not Proposal 2 receives the requisite vote of stockholders of the Company. In effect, Proposal 2 is conditional upon Proposal 1 not being approved by stockholders. Therefore, stockholders who vote FOR both Proposal 1 and Proposal 2 will increase the likelihood of the adoption of Proposal 1 and thereby decrease the likelihood of adoption of Proposal 2.

                                PROPOSAL 1

APPROVAL OF A RESTRUCTURING OF THE COMPANY (THE "RESTRUCTURING") PROVIDING
FOR:

     (a) (i) AMENDING AND RESTATING THE CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF THE COMPANY RELATING TO THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED") IN THE FORM OF EXHIBIT A TO THIS PROXY STATEMENT; AND

         (ii) AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH FIVE SHARES OF COMMON STOCK WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK;

     (b) THE TERMINATION OF CERTAIN CONTRACTS (THE "DFA CONTRACTS") BETWEEN THE COMPANY AND CERTAIN ENTITIES (EACH A "DFA ENTITY") ADVISED BY DIMENSIONAL FUND ADVISORS, INC. ("DFA") PURSUANT TO WHICH THE COMPANY IS CURRENTLY OBLIGATED TO PAY THE DFA ENTITIES $3,223,712 IN CASH, IN EXCHANGE FOR PROMISSORY NOTES (THE "DFA NOTES") IN THE AGGREGATE PRINCIPAL AMOUNT OF $3,223,712 HAVING A MATURITY DATE OF ONE YEAR FROM ISSUANCE AND BEARING INTEREST AT 8% PER ANNUM; AND

     (c) AMENDMENT TO THE COMPANY'S EXISTING CREDIT FACILITY (THE "NEBF CREDIT FACILITY") WITH THE NATIONAL ELECTRICAL BENEFIT FUND (THE "NEBF") TO (i) EXTEND THE MATURITY OF THE NEBF CREDIT FACILITY TO MARCH 15, 2002, (ii) RELEASE CERTAIN COLLATERAL PLEDGED BY THE COMPANY TO THE NEBF PURSUANT TO THE NEBF CREDIT FACILITY, AND
          (iii) OTHERWISE PROVIDE FOR NEBF APPROVAL OF THE TERMS OF THE RESTRUCTURING.

                               PROPOSAL 2

IF PROPOSAL 1 IS NOT APPROVED BY THE STOCKHOLDERS OF THE COMPANY, AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5, AND 5 SHARES OF COMMON STOCK WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. HOWEVER, IF A STOCKHOLDER VOTES AGAINST PROPOSAL 1, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SUCH STOCKHOLDERS VOTE FOR PROPOSAL 2.

The transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are being presented to stockholders of the Company as a single unified proposal and approval of Proposal 1 will constitute approval of all the transactions contemplated thereby. Each of the transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are conditioned upon the consummation of each of such transactions and none of such transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) or
(c) of Proposal 1 will be adopted by the Company unless all of such transactions are consummated simultaneously.

                         PROPOSAL 1: THE RESTRUCTURING

GENERAL

On March 1, 1999, the Board considered and unanimously adopted resolutions declaring the advisability of the following (such proposals, as more fully described herein, are together referred to herein as "Proposal 1" or the "Restructuring"):

     (a) (i) amending and restating the Certificate of Designation, Preferences, Rights and Limitations of the Company relating to the Series A Preferred (the "Certificate of Designation") in the form of Exhibit A hereto (the "Series A Preferred Amendment"); and

         (ii) amending the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to effect a reverse stock split of the Company's Common Stock, whereby each five shares of Common Stock would be combined, converted and changed into one share of Common Stock (the "Restructuring Reverse Stock Split");

     (b) terminating the DFA Contracts in exchange for the DFA Notes in the aggregate principal amount of $3,223,712, having a maturity date of one year from issuance and bearing interest at 8% per annum; and

     (c) amending the NEBF Credit Facility to (i) extend the maturity of the NEBF Credit Facility to March 15, 2002, (ii) release certain collateral pledged by the Company to the NEBF pursuant to the NEBF Credit Facility, and (iii) otherwise provide for NEBF approval of the terms of the Restructuring.

In addition to the approval of the holders of a majority of the outstanding shares of Common Stock, the obligations of the Company to effect the Restructuring are conditioned upon (i) approval by the holders of a majority of the outstanding shares of Series A Preferred of the Restructuring at a duly convened meeting of stockholders of the Company or by action by written consent, (ii) the termination with prejudice of all litigation in effect at the closing of the Restructuring between any of the holders of Series A Preferred, DFA and the NEBF, their respective affiliates, associates, stockholders, partners, members or other related parties, on the one hand, and the Company and its officers, directors, affiliates, associates, stockholders, partners, members or other related parties, on the other hand,
(iii) execution of appropriate definitive documentation, (iv) other customary closing conditions, and (v) each of the transactions contemplated by the Restructuring being effected simultaneously.

Even if the holders of Common Stock approve the Restructuring at the Special Meeting, there can be no assurance that the conditions to the Restructuring, including, without limitation, approval of the holders of Series A Preferred and the execution by the DFA Entities and the NEBF of definitive agreements, will be met. However, as discussed more fully below, the NEBF and the holders of XX% of the Series A Preferred have executed a non-binding letter of intent dated February 25, 1999, pursuant to which the NEBF and such holders of Series A Preferred have indicated their preliminary intention to approve and consummate the Restructuring on the terms set forth therein. See "Reasons for the Restructuring; Effects of Non-Approval of the Restructuring" below.

If the Restructuring is duly approved and agreed, and the other conditions to the Restructuring described above are satisfied:

     (a) (i) the Certificate of Designation would be amended and restated as set forth in Exhibit A hereto (the "New Certificate of Designation") and (ii) Article FOURTH of the Certificate of Incorporation would be amended as set forth in the Certificate of Amendment to the Certificate of Incorporation, attached to this Proxy Statement as Exhibit B (the "Restructuring Certificate of Amendment"); provided, however, in each case that such forms of New Certificate of Designation and Restructuring Certificate of Amendment are subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Restructuring;

     (b) the DFA Contracts would be terminated and the DFA Notes would be issued;

     (c) the NEBF Credit Facility would be amended to (i) extend the maturity of the NEBF Credit Facility to March 15, 2002,
          (ii) release certain collateral pledged by the Company to the NEBF pursuant to the NEBF Credit Facility, and (iii) otherwise provide NEBF approval of the Restructuring.

The Series A Preferred Amendment and the Restructuring Reverse Stock Split would become effective on the date of filing of the New Certificate of Designation and the Restructuring Certificate of Amendment (the "Restructuring Effective Date") with the office of the Secretary of State of the State of Delaware. On the Restructuring Effective Date, the rights, preferences, terms and conditions of each share of Series A Preferred issued and outstanding immediately prior thereto will be amended to provide for the rights, preferences, terms and conditions set forth in the New Certificate of Designation (and as thereby amended, such shares are referred to herein as the "New Series A Preferred"). Except as set forth below with respect to fractional shares, on the Restructuring Effective Date, each share of Common Stock issued and outstanding immediately prior thereto will be automatically and without any action on the part of the stockholders combined, converted and changed into new shares of Common Stock in accordance with the Restructuring Reverse Stock Split ratio. Upon effectiveness, the Restructuring Reverse Stock Split will result in a reduction of the number of shares of Common Stock issued and outstanding and a corresponding increase in the number of authorized and unissued shares of the Company's Common Stock. Except as may result from the payment of cash for fractional shares, as described below, each holder of Common Stock will hold the same percentage of Common Stock outstanding immediately following the Restructuring Reverse Stock Split as each such stockholder held immediately prior to the Restructuring Reverse Stock Split. However, as described more fully in "Effects of the Restructuring on Ownership and Control," conversions of shares of New Series A Preferred into Common Stock will result in dilution to holders of the Company's Common Stock.

In addition, the termination of the DFA Contracts in exchange for the DFA Notes and the amendment of the NEBF Credit Facility would also become effective as of the Restructuring Effective Date.

In the event that the Restructuring is effected, the holders of the Company's five-year warrants to acquire an aggregate of 1,742 shares of Series A Preferred at an exercise price of $1,000 per share (the "Series A Preferred Warrants") will be entitled to purchase, in accordance with the terms of the Series A Preferred Warrants, such number of New Series A Preferred equal to the number of Series A Preferred purchasable on the exercise of the Series A Preferred Warrants immediately prior to the Restructuring Effective Date, and the warrant exercise price per New Series A Preferred share will be the warrant exercise price per Series A Preferred share immediately prior to the Restructuring Effective Date, in accordance with the terms of the Series A Preferred Warrants.

If the stockholders of the Company approve the Restructuring at the Special Meeting, the Board intends to effect the Restructuring as promptly as practicable after the Special Meeting. Approval of Proposal 1 will give the Board authority to effect the Restructuring as set forth in the Letter of Intent, with such changes thereto as may be required as a result of the facts and circumstances existing at the time of the consummation of the proposed Restructuring, as well as any changes necessary due to further negotiations requested by the parties to the Restructuring. In no event, however, will the Board effect the Restructuring on terms which are materially different from the Restructuring as outlined in the Letter of Intent, as determined by the Board on the advice of counsel.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESTRUCTURING.

REASONS FOR THE RESTRUCTURING; EFFECTS OF NON-APPROVAL OF THE RESTRUCTURING

In February 1998, the Company issued in a private placement 17,425 shares of Series A Preferred, at $1,000 per share. As partial consideration for placing such securities, the placement agents received the Series A Preferred Warrants. The net proceeds to the Company (after cash fees to the placement agents and estimated transaction expenses) were approximately $16 million, which have been utilized in part for working capital purposes and in the continued research and development, manufacturing, and marketing of the Company's ferroelectric random access memory and enhanced dynamic random access memory technologies. Pursuant to a Registration Statement on Form S-3, effective March 23, 1998, the Company has registered with the Securities and Exchange Commission the shares of Common Stock issuable upon conversion of the Series A Preferred (including the shares of Series A Preferred issued or issuable upon exercise of the Series A Preferred Warrants), for resale under the Securities Act of 1933, as amended.

As indicated in the Proxy Statement sent to stockholders of the Company in connection with the Annual Meeting of Stockholders held on May 28, 1998, at which the stockholders approved and reserved for issuance the shares of Common Stock issuable upon conversion of the Series A Preferred, the aggregate number of shares of Common Stock issuable as a result of future conversions of the Series A Preferred could not be determined, and still cannot be determined, because such number is subject to adjustment mechanisms dependent on future events, principally the trading price of the Common Stock and the conversion decisions of holders of the Series A Preferred. The number of shares of Common Stock issuable upon conversion of the Series A Preferred increases as the market price of the Common Stock decreases (and decreases as such market price increases).

Subsequent to the 1998 Annual Meeting of Stockholders, and particularly during the period from August to October 1998, the Company's stock price decreased significantly, with the result that the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred materially increased. Due to the Company's issuances of large numbers of shares of Common Stock in connection with conversion notices it received from holders of Series A Preferred, the Company found itself in the position of not having additional authorized shares of Common Stock available to issue to holders of Series A Preferred who elect to convert their Series A Preferred into Common Stock. Through October 21, 1998, the Company had issued, from its authorized but unissued and unreserved shares, the maximum number of shares of Common Stock available for such conversions. On
October 21, 1998, the Company notified the holders of the Series A Preferred, and issued a press release announcing, that it had suspended conversion of its Series A Preferred. As of the date of this Proxy Statement, approximately 60,427,612 shares of Common Stock have been issued and are outstanding and approximately 14,572,388 shares of Common Stock are reserved for issuance pursuant to pre-existing options, warrants, debt conversion, and the DFA Contracts, which provide for additional shares to be issued to the purchasers of Common Stock based on subsequent sales of Common Stock at a price lower than that paid by the purchasers. Approximately $9.9 million of Series A Preferred remains outstanding. If all of the remaining outstanding shares of Series A Preferred were to be converted pursuant to the terms of the Series A Preferred using the lowest stock price of the fourth quarter 1998 ($0.25 per share), the total number of shares of Common Stock required for such conversion, with the applicable discount and, including accrued dividends at December 31, 1998, would be 46,139,431.

In view of the rapid decline in the price of the Company's Common Stock in the third and fourth quarters of 1998, and the suspension on October 21, 1998, of conversions of the Series A Preferred, the Company has attempted to resolve the situation resulting from the inconvertibility of the Series A Preferred through negotiations with the holders of the Series A Preferred, and on November 9, 1998, the Company retained CIBC Oppenheimer Corp. ("CIBC") as its financial advisor to assist the Company in those negotiations and in connection with the possible reorganization of the Company's capital structure.

As a result of the circumstances described above, the Company currently has no shares of Common Stock available to be issued for any of the foregoing or other purposes beyond shares already reserved for stock option plans, outstanding warrants, debt conversion, and for issuance pursuant to the DFA Contracts. Accordingly, the Company is limited in its ability to honor conversion requests from holders of the Series A Preferred.

In November 1998, Deere Park Capital Management LLC ("Deere Park"), a holder of Series A Preferred, filed a lawsuit against the Company in the Court of Chancery of the State of Delaware seeking a declaratory judgment and specific performance of the Company's alleged obligation to convert a portion of Deere Park's shares of Series A Preferred to Common Stock, as well as damages of $2.4 million plus costs and attorneys fees. On December 16, 1998, the Company filed its Answer denying the allegations of the Complaint and asserting, among other things, that the Company had fully performed its contractual obligation with respect to the conversions alleged in the Complaint. On January 20, 1999, Deere Park moved for permission to file an amended complaint. Shortly thereafter, in early February 1999, Deere Park filed a second action against the Company in the Court of Chancery for the State of Delaware. Like the proposed amended complaint in its original lawsuit, Deere Park alleges in this second action that the Company breached certain obligations to convert Deere Park's shares of Series A Preferred; however, Deere Park's new complaint adds a claim for relief and relies on different facts to support the claims asserted therein. On February 23, 1999, the Company answered Deere Park's second action by denying the substance of Deere Park's new allegations and raising certain affirmative defenses that the Company previously had not raised. Deere Park has subsequently executed a letter of intent in support of the Restructuring, discussed more fully below, and although the letter is not binding, it is a condition of the Restructuring, as proposed in such letter, that the parties thereto terminate with prejudice all litigation against the Company at the closing of the Restructuring.

On January 29, 1999, Talisman Capital Opportunity Fund, LLC ("Talisman"), another holder of Series A Preferred, filed suit against the Company in the United States District Court for the Southern District of New York, also alleging that the Company failed to honor its obligations to convert shares of its Series A Preferred and seeking damages of over $1.5 million plus costs and attorney's fees. In its answer served on February 22, 1999, the Company denied the substance of Talisman's allegations and asserted several affirmative defenses.

While the Company believes that it has good defenses to the allegations made by both Deere Park and Talisman, there can be no assurances that the Company will ultimately prevail in these actions. A successful action by either Deere Park or Talisman against the Company in this matter may have material adverse effects on the Company.

In order to remain listed on the Nasdaq National Market, the Company's Common Stock must comply with a minimum bid price of $1.00 per share. During the 1998 calendar year, the closing bid price for the Common Stock on the Nasdaq National Market ranged from $5.75 to $0.25 per share. On December 2, 1998, the Nasdaq Listing Qualifications Department notified the Company in writing that the Company's Common Stock had failed to maintain a closing bid price greater than or equal to $1.00 per share for the preceding thirty days as required by the Nasdaq National Market, and that failure to maintain a closing bid price of $1.00 per share or greater for a minimum of ten consecutive trading days within ninety days from the date of the letter would result in the termination of designation ("delisting") of the Company's Common Stock as a Nasdaq National Market security. Delisting of the Company's Common Stock as a Nasdaq National Market security can be expected to adversely affect the trading and liquidity of the Common Stock. Delisting of the Company's Common Stock as a Nasdaq National Market security could also adversely affect the ability of the Company to raise capital in the future. In the event of such delisting, the Company would seek to cause the shares of Common Stock to be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board, and the spread between the "bid" and "asked" prices of the shares of Common Stock quoted by market makers is likely to be greater than it is at present, causing stockholders to experience a greater degree of difficulty in trading of shares of Common Stock. A hearing with Nasdaq has been requested by the Company with respect to these issues but as of the date of this Proxy Statement, the Company has not received a response from Nasdaq.

Under the Certificate of Designation, the Company is required to "at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred . . . ."  The Certificate of
Designation also states that "if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable."

As a result of the foregoing, on or about February 5, 1999, the Company provided stockholders of the Company with notice of the March 15 Meeting at which stockholders would have the opportunity to vote the reverse stock split contemplated by Proposal 2, which, if approved, would provide the Company with an additional number of authorized but unissued shares of Common Stock to honor conversions of the Series A Preferred. The Company also continued to attempt to negotiate a restructuring of the Series A Preferred with the holders thereof.

Following discussions with the holders of the Series A Preferred, DFA and the NEBF in late February and early March 1999, the Company prepared a non-binding letter of intent (the "Letter of Intent") setting forth the terms of the Restructuring as discussed and negotiated with the holders of Series A Preferred, DFA and the NEBF and the Company circulated the Letter of Intent to such holders, DFA and the NEBF. As a result of a series of discussions regarding the Letter of Intent with the holders of the Series A Preferred, DFA and the NEBF, the Company made various revisions to the Letter of Intent and the Company believes that the Letter of Intent, as currently constituted and described herein, represents the most advantageous terms upon which an agreement may be reached with the holders of the Series A Preferred, DFA and the NEBF respecting the Restructuring. As of March XX, 1999, XXX holders of Series A Preferred, representing XX% of the total number of holders of Series A Preferred and the NEBF had executed the Letter of Intent pursuant to which such holders of the Series A Preferred and the NEBF have indicated their preliminary intention to approve and consummate the Restructuring. The Letter of Intent, however, is non-binding and, therefore, there can be no assurance that the holders of the Series A Preferred, DFA and the NEBF will ultimately agree to or approve the Restructuring. However, it is the Company's view, based upon discussions to date and the advice of CIBC, that notwithstanding events beyond the control of the Company, that the Restructuring will be approved.

After consultation with its financial advisor, CIBC, the Board concluded that the Restructuring is a superior alternative to Proposal 2. As a result, the Board determined that, consistent with its fiduciary duties to all stockholders of the Company, the Restructuring should be submitted for approval of the stockholders of the Company as an alternative to Proposal 2. Consequently, the Board determined to cancel the March 15 Meeting and call and hold the Special Meeting at which stockholders of the Company will have the opportunity to vote upon the Restructuring. In view, however, of the uncertainty associated with the conditions to the Restructuring, including, without limitation, approval of the holders of the Series A Preferred, DFA and the NEBF, and the Company's obligations under the Certificate of Designation to take action to increase the authorized but unissued shares of Common Stock so as to enable the Company to effect conversions of the Series A Preferred, the Board is also providing stockholders of the Company with the opportunity to vote upon Proposal 2 which would, in effect, increase the number of shares of Common Stock available to the Company to effect conversions of the Series A Preferred. However, since the Board believes that the Restructuring will provide substantial additional benefits to the Company and its stockholders and, therefore, is superior to Proposal 2, the Board determined to effect the Restructuring and not Proposal 2 if the Restructuring is approved by the requisite vote of the holders of the Common Stock and all other conditions to the Restructuring are met. Thus, Proposal 2 is conditioned upon the Restructuring not being approved by the holders of Common Stock at the Special Meeting.

The Board has approved the Restructuring, as a superior alternative to Proposal 2, for the following reasons, among others: (i) the Restructuring will result in substantially less possible dilution to the holders of the Common Stock than if Proposal 2 is adopted; (ii) the Restructuring will provide for rights of Series A Preferred holders which, with regard to the interests of stockholders of the Company generally, and the interests of the Company as a whole, are more advantageous to the Company than the terms and conditions currently provided for under the Certificate of Designation, given the present circumstances and condition of the Company; (iii) depending on the number and timing of conversions of New Series A Preferred, the Restructuring should (a) result in a per share price increase sufficient to enable the Company's Common Stock to remain eligible for listing on the Nasdaq National Market, although any such per share price increase will be dependent on, among other factors, the Company's operating performance, general market conditions and other factors affecting the market price of the Company's Common Stock, and (b) enhance the Company's ability to raise capital in the future by making available authorized but unissued shares of Common Stock; and (iv) the Restructuring will provide the Company with increased financial flexibility than is currently available under the DFA Contracts and the NEBF Credit Facility.

If the Restructuring is approved by the stockholders of the Company and the other requisite approvals and consents for the Restructuring are obtained, the Company will effect the Restructuring in accordance with the Letter of Intent, which sets forth the material terms of the Restructuring as described below, with such changes thereto as may be required as a result of the facts and circumstances existing at the time of the consummation of the proposed Restructuring, as well as any changes necessary due to further negotiations requested by the parties to the Restructuring. In no event, however, will the Board effect the Restructuring on terms which are materially different from the Restructuring as outlined in the Letter of Intent, as determined by the Board on the advice of counsel.

     SERIES A PREFERRED AMENDMENT AND THE RESTRUCTURING REVERSE STOCK SPLIT

     Series A Preferred Amendment. The material terms of the New Series A Preferred as proposed by the Letter of Intent, to be set forth in the New Certificate of Designation, are as follows:

     (a) there will be a maximum of 10,576 issued shares of New Series A Preferred;

     (b)  the shares will have a liquidation preference of $1,000;

     (c) at any time prior to April XX, 1999, the New Series A Preferred will be exchangeable at the option of the holder for cash in amount equal to 50% of the face value of the New Series A Preferred plus all accrued but unpaid dividends on the Series A Preferred, up to an aggregate amount of $6.4 million face value and accrued and unpaid dividends (the "Cash Exchange Option"). If, in the judgment of the Board, the Company's financial condition and results of operations permit the Company to permit the exchange for cash of more than $6.4 million face value (plus accrued and unpaid dividends) of the New Series A Preferred, the terms of the New Series A Preferred will permit the exchange for cash of up to $8.0 million face value (plus accrued and unpaid dividends) of the New Series A Preferred. To the extent that holders of Series A Preferred desire to exchange in the aggregate a greater face value (plus accrued and unpaid dividends) of the New Series A Preferred than is permitted under the terms of the New Series A Preferred, New Series A Preferred will be accepted for exchange by the Company for cash on a pro rata basis based upon the aggregate face value (plus accrued and unpaid dividends) of the New Series A Preferred tendered for exchange;

     (d) at any time prior to April XX, 1999, the New Series A Preferred will be convertible at the option of the holder into shares of Common Stock at a conversion rate of $.75 face value of New Series A Preferred per share of Common Stock plus accrued and unpaid dividends (the "Common Stock Conversion Option"); holders of New Series A Preferred who do not exercise the Cash Exchange Option or the Common Stock Conversion Option will remain holders of New Series A Preferred and on or after April XX, 1999, may convert New Series A Preferred into shares of Common Stock at the conversion rate of 1,000 shares of Common Stock per share of New Series A Preferred ($1.00 per common share);

     (e) the New Series A Preferred will be redeemable, at the option of the Company and subject to the consent of its lenders, in whole or in part, at any time on or after April 15, 2000 at an amount equal to its liquidation preference plus, without duplication, accumulated and unpaid dividends to the date of redemption;

     (f) the Company will be required to redeem all of the New Series A Preferred outstanding on April 15, 2002 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption;

     (g) dividends will be paid at a rate equal to 11% per annum of the liquidation preference per share, payable semi-annually. Prior to April 15, 2000, all dividends will be paid in New Series A Preferred. After April 15, 2000, dividends may be paid, at the Company's option, on any dividend payment date, either in cash or by the issuance of additional shares of New Series A Preferred (and payment of cash in lieu of fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that after April 15, 2000, dividends are paid in additional shares of New Series A Preferred the dividend rate will increase by 2% for such dividend payment period. The Company will have the obligation to use its best efforts to file and cause to become effective, within 130 days after April XX, 1999, a registration statement for Common Stock of the Company issuable upon exchange or conversion of the New Series A Preferred to the extent such shares of Common Stock are not then freely tradeable under the federal securities laws. In the event that a registration statement covering shares of Common Stock issuable upon conversion of the New Series A Preferred is not effective within 130 days after April XX, 1999, the New Series A Preferred will accrue dividends at a rate of 18% per annum until such time as the registration statement is declared effective;

     (h) the dividend payment dates will be April 15 and October 15, commencing October 15, 1999, with cash dividends being payable beginning April 15, 2000;

     (i) the New Series A Preferred will be non-voting, except as otherwise required by law and except in certain circumstances described in the New Certificate of Designation, including (i) amending certain rights of the holders of the New Series A Preferred and (ii) the issuance of any class of equity securities that ranks pari passu with or senior to the New Series A Preferred other than certain additional shares of New Series A Preferred; and

     (j) the New Series A Preferred will, with respect to dividend rights and rights on liquidation, winding-up, and dissolution of the Company, rank senior to any classes of Common Stock; the New Series A Preferred will rank senior to any subsequent issue of other preferred stock.

The foregoing summary of the proposed new terms of the New Series A Preferred is qualified by reference to the New Certificate of Designation attached as Exhibit A hereto.

In the event that the Restructuring is effected, the holders of Series A Preferred Warrants will be entitled to purchase, in accordance with the terms of the Series A Preferred Warrants, such number of New Series A Preferred equal to the number of Series A Preferred purchasable on the exercise of the Series A Preferred Warrants immediately prior to the Restructuring Effective Date, and the warrant exercise price per New Series A Preferred share will be the warrant exercise price per Series A Preferred share immediately prior to the Restructuring Effective Date, in accordance with the terms of the Series A Preferred Warrants.

The Restructuring Reverse Stock Split. The Restructuring Certificate of Amendment provides for an amendment to Article FOURTH of the Certificate of Incorporation to effect the Restructuring Stock Split whereby each five shares of Common Stock would be combined, converted and changed into one share of Common Stock. The Restructuring Reverse Stock Split is being proposed as part of the Restructuring in order to provide the Company with additional authorized but unissued shares of Common Stock so as to enable the Company to honor conversions of the New Series A Preferred, as amended pursuant to the Restructuring, and to provide the Company with additional authorized but unissued shares of Common Stock for future financing and other purposes. Except as may result from the payment of cash for fractional shares, as described below, each holder of Common Stock will hold the same percentage of Common Stock outstanding immediately following the Restructuring Reverse Stock Split as each such stockholder held immediately prior to the Restructuring Reverse Stock Split. Upon effectiveness, the Restructuring Reverse Stock Split will result in a reduction of the number of shares of Common Stock issued and outstanding and a corresponding increase in the number of authorized and unissued shares of the Company's Common Stock. As described more fully in "Effects of the Restructuring on Ownership and Control," conversions of shares of New Series A Preferred into Common Stock will result in dilution to holders of the Company's Common Stock.

The foregoing summary of the terms of the Restructuring Reverse Stock Split is qualified by reference to the Restructuring Certificate of Amendment attached as Exhibit B hereto.

     DFA CONTRACTS. The Letter of Intent proposes that the Company and DFA will agree that, effective on the Restructuring Effective Date, the DFA Contracts will be terminated and in consideration thereof the Company will execute and issue to each DFA Entity unsecured promissory notes in the aggregate principal amount of $3.2 million, being the amount of cash currently due under the DFA Contracts (the "DFA Notes"). The DFA Notes will bear interest at a rate of 8% per annum.

     NEBF CREDIT FACILITY. The Letter of Intent proposes that the Company and the NEBF will agree to amend the terms of the NEBF Credit Facility, and where applicable, related security documentation, (i) to allow for the payment of cash pursuant to the Restructuring to the holders of New Series A Preferred, (ii) to extend the maturity of the NEBF Credit Facility to March 15, 2002 and (iii) to release from the collateral pledged as security to the NEBF the Company's receivables and, potentially the Company's inventories, upon certain financial targets, to be agreed between the Company and the NEBF, being obtained. Upon reaching such agreement, such receivables, and potentially, the Company's inventories, may be used as collateral with other lenders for future borrowings.

     TIMETABLE. The Letter of Intent sets forth the following estimated timetable for completion of the Restructuring in 1999:

     March 1          Approval of the Restructuring by the Board

     March 5 Refiling of an amended Preliminary Proxy Statement with the Securities and Exchange Commission describing the Restructuring

     April 19 Meeting of holders of Common Stock to approve the Restructuring

     April 19 Meeting of, or action by written consent by, the Series A Preferred holders to approve the Restructuring

     April 19-28      Closing of the Restructuring

     April 28-May 8   Filing of a registration statement with the Securities
                      and Exchange Commission for Common Stock to be issued in connection with the Restructuring

     The above timetable is indicative only and while the Company will seek to comply with the timetable, this may not be possible in all cases due to external circumstances such as delays in obtaining approval of the Securities and Exchange Commission for the registration statement.

The transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are being presented to stockholders of the Company as a single unified proposal and approval of Proposal 1 will constitute approval of all the transactions contemplated thereby. Each of the transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are conditioned upon the consummation of each of such transactions and none of such transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) or
(c) of Proposal 1 will be adopted by the Company unless all of such transactions are consummated simultaneously.

Set forth below are certain possible effects of the non-approval of the Restructuring. In some cases, the effects will depend on whether Proposal 2 is approved by stockholders.

As a result of the circumstances described above, the Company currently has no shares of Common Stock available to be issued for any purposes beyond shares already reserved for stock option plans, outstanding warrants, debt conversion, and for issuance pursuant to the DFA Contracts. Accordingly, if the stockholders of the Company do not approve the Restructuring (or Proposal
2), the Company will be limited in its ability to (i) honor conversion requests from holders of the Series A Preferred, (ii) retain listing of its shares on the Nasdaq National Market, and (iii) raise capital through issuance of Common Stock or securities convertible into Common Stock in the future. Further, failure to approve the Restructuring (or Proposal 2) may result in the respective rights of the Company and the holders of Series A Preferred being determined through further litigation or negotiated resolution of adverse claims.

The Company may require additional sources of capital to finance its future operations, including its working capital needs and research and development expenses. In discussions with CIBC, the Company has been advised that, assuming the Company's operating performance improves, an increase in the per share price of the Company's Common Stock, which the Company expects as a consequence of the Restructuring, may enhance the desirability of the Common Stock in the financial community and the investing public and broaden the investor pool from which the Company might be able to obtain additional financing in the future. Additionally, the availability of additional authorized but unissued shares that will result from the Restructuring may benefit the Company in the event that it engages in future debt and/or equity financing and/or acquisitions, mergers or other forms of business combinations in which instances the availability of additional authorized but unissued shares may prove to be helpful.

EFFECTS OF THE RESTRUCTURING ON OWNERSHIP AND CONTROL

If the stockholders approve the Restructuring, the Company believes that certain of the holders of New Series A Preferred may elect the Cash Exchange Option, which will reduce the number of shares of Common Stock, which may be acquired by New Series A Preferred holders. However, the Restructuring Reverse Stock Split will have the effect of increasing the Company's authorized but unissued shares of Common Stock which the Company can use to honor conversion requests.

The Company believes that upon effecting the Restructuring, some remaining holders of New Series A Preferred who do not elect the Cash Exchange Option may exercise the Common Stock Conversion Option and if such option is not exercised, may convert New Series A Preferred into Common Stock on or after April XX, 1999. Such conversions will result in some dilution of the holders of the Common Stock, but not to the same significant extent the Company believes would occur if Proposal 2 were effected. See "Effects of Proposal 2 on Ownership and Control" below. The maximum possible dilution to the Common Stock under the Restructuring would occur if all holders of New Series A Preferred (including New Series A Preferred acquired upon the exercise of the Series A Preferred Warrants) did not exercise the Cash Exchange Option and exercised the Common Stock Conversion Option at $.75 per share, which would result in the issuance of 16,424,301 shares of Common Stock (not taking account of any reverse stock split). This is significantly less than the maximum possible dilution to the Common Stock under Proposal 2. See "Effects of Proposal 2 on Ownership and Control" below.

Although the Restructuring Reverse Stock Split will increase the number of authorized but unissued shares of Common Stock, the Restructuring, if given effect, will also reduce the total number of authorized shares of Common Stock from 75,000,000 to 50,000,000 (and correspondingly reduce the total number of authorized shares of the Company from 85,000,000 to 60,000,000). The 10,000,000 authorized shares of preferred stock will remain unchanged under the Restructuring. See Exhibit B.

Due to the increase in the number of authorized but unissued and unreserved shares of Common Stock that would result from the Restructuring Reverse Stock Split, the percentage and number of shares of the Company's Common Stock that are authorized but unissued and unreserved for issuance would increase from 0% (currently) to approximately 70% or 35,000,000 shares. This effectively constitutes an increase in the number and proportion of shares of the Company's Common Stock that are available for future issuance without further stockholder approval.

The increase in the number of authorized but unissued and unreserved shares of Common Stock, in and of itself, will not affect any stockholder's proportionate equity interest in the Company, but the subsequent issuance of any newly authorized shares, upon conversion of outstanding New Series A Preferred or otherwise, would have a dilutive effect on the present stockholders' proportionate equity interests. If and when the Restructuring is approved by the stockholders and the Restructuring Certificate of Amendment and New Certificate of Designation become effective, the Company anticipates that additional shares of Common Stock will be issued in connection with conversions of the New Series A Preferred, which can be expected to dilute the current stockholders' equity interest in the Company and, thus, dilute such stockholders control of the Company as well.

Except as set forth above, no one is believed to own more than 5% of the Company's outstanding Common Stock. Accordingly, the Company does not believe that any stockholder can individually exercise control of the Company and the Company is aware of no group acting to influence such control. If the Restructuring Reverse Stock Split as described herein is adopted, additional authorized but unissued shares of Common Stock will be available for issuance. The issuance of those additional shares, upon conversion of the New Series A Preferred or otherwise, could result in one or more stockholders obtaining sufficient shares of the Company's Common Stock to exercise control of the Company. Although no holder of New Series A Preferred may convert New Series A Preferred if such conversion would result in the holder together with its affiliates becoming the beneficial owners of 10% or more of the Company's Common Stock, holders of New Series A Preferred acquiring less than 10% of the Company's Common Stock through conversion of New Series A Preferred, if they did not sell but continued to hold such Common Stock, could, in the aggregate, acquire ownership of a sufficient number of shares of Common Stock to elect a majority of the members of the Board, giving such holders the ability to effect a change of control. As of the date of this proxy statement, to the knowledge of the Company, none of the holders of the Series A Preferred have made filings under Section 13(d) of the Securities Exchange Act of 1934 or otherwise indicated that any of them have agreed to act in concert or have evidenced any intention to replace the existing members of the Board.

EFFECTS OF THE RESTRUCTURING ON MARKET PRICE AND MARKETABILITY

By setting fixed conversion rates for New Series A Preferred into Common Stock pursuant to the Restructuring and ending the floating conversion rate currently provided for in the Certificate of Designation, which floating rate would continue if Proposal 2 were adopted instead of the Restructuring, the Restructuring should eliminate the uncertainty and "overhang" resulting from the potential indefinite dilution to the holders of Common Stock. See "Effects of the Restructuring on the Series A Preferred Conversion Rate" below. The Company believes that, all other things being equal, this stabilizing measure will have a positive effect on the market price for the Common Stock. However, since there are numerous factors and contingencies, which can affect the market price for the Company's Common Stock, the effect of the Restructuring upon such price cannot be accurately predicted.

A reduction in the number of issued and outstanding shares of Common Stock caused by the Restructuring Reverse Stock Split is expected to initially increase the market price of the Common Stock to a level above the current market price subject to, among other factors, the timing and extent of conversions of New Series A Preferred. Stockholders should note, however, that the effect of the Restructuring Reverse Stock Split upon the market price for the Company's Common Stock cannot be accurately predicted, since there are numerous factors and contingencies which can affect such price. In particular, there is no assurance that the price of shares of the Common Stock after the Restructuring Reverse Stock Split will be 5 times the price of shares of the Common Stock immediately prior to the Restructuring Reverse Stock Split, that the Company will satisfy the continued listing requirements of the Nasdaq National Market following the Restructuring Reverse Stock Split, or that the reduced number of shares outstanding after the Restructuring Reverse Stock Split will not adversely affect the liquidity or market price of the Common Stock. If the Restructuring Reverse Stock Split is authorized by the stockholders, the future price of the Common Stock and the timing of conversions of the New Series A Preferred may result in unpredictable fluctuations in the Common Stock price, with unforeseeable consequences. Thus, depending on the timing and number of New Series A Preferred conversions, the market price of the Company's Common Stock may not be sustained at or above the required minimum closing bid price of $1.00 to remain listed on the Nasdaq National Market.

In theory, a decrease in the total number of shares outstanding will not necessarily affect the marketability of the Common Stock, the type of investor who acquires it, or the Company's reputation in the financial community. As a practical matter, however, the Board believes, based in part on advice from CIBC, that the increased market price of its Common Stock expected as a result of the Restructuring Reverse Stock Split is likely to improve the marketability and liquidity of the Company's Common Stock by appealing to a broader market and will encourage interest and trading in the Common Stock, particularly if the Restructuring is adopted and given effect. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or that tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, the structure of trading commissions tend to have an adverse impact upon holders of lower-priced stock because the broker's commissions on low-priced stocks generally represent a higher percentage of the sales price than commissions on relatively higher-priced issues. The Restructuring Reverse Stock Split may result in a price level for the Common Stock that will reduce or mitigate, to some extent, the foregoing policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders. Some investors, however, may view the Restructuring Reverse Stock Split negatively, due to the reduced number of shares that will be available in the public market, and the increased number of shares available for issuance upon conversion of the New Series A Preferred or for other reasons. Thus, there is no assurance that the market price of the Common Stock will proportionately reflect the Restructuring Reverse Stock Split, or that such price, if it does rise proportionally, will continue to escalate or be sustained at such levels in the future.

The Restructuring Reverse Stock Split will result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of such Restructuring Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares ("round-lots").

EFFECTS OF THE RESTRUCTURING ON RECORD HOLDERS

On February 3, 1999, there were 2,376 holders of record of the Company's Common Stock. There will be no significant change in the number of holders of record of the Company's Common Stock immediately following the increase in the number of authorized but unissued and unreserved shares of Common Stock that will result from the Restructuring Reverse Stock Split. As stated above, however, the Company anticipates that immediately following the increase in the number of authorized but unissued and unreserved shares of Common Stock there will be an increase in the number of record holders of Common Stock resulting from conversions of New Series A Preferred and subsequent sales of converted Common Stock by the holders of New Series A Preferred. The Company believes that such increase will be greater if Proposal 2 is adopted instead of the Restructuring. See "Effects of Proposal 2 on Record Holders" below.

EFFECTS OF THE RESTRUCTURING ON DIVIDENDS

The issuance of additional authorized but unissued and unreserved shares of Common Stock might be disadvantageous to current stockholders in that any additional shares could potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends on Common Stock, has not adopted any policy with respect to the payment of dividends on Common Stock, and does not intend to pay any cash dividends on Common Stock in the foreseeable future. The Company instead intends to utilize retained earnings, if any, for use in financing growth and additional business opportunities.

EFFECTS OF THE RESTRUCTURING ON TAKEOVERS

The issuance of additional shares of Common Stock available for issuance as a result of the Restructuring Reverse Stock Split, while providing desirable flexibility in carrying out corporate purposes, could potentially make it more difficult for a third party to acquire, or discourage a third party from obtaining, a majority of the outstanding Common Stock of the Company, thereby having an anti-takeover effect. Although the Company's management does not view this proposal as a means of doing so, the Company could potentially use the additionally authorized but unissued shares of Common Stock to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who would side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board. Although the increase in the number of authorized but unissued shares of Common Stock of the Company could be construed as having such anti-takeover effects, neither the Board nor the Company's management views this proposal in that perspective; rather, as described above, the Company anticipates that the newly authorized shares of Common Stock would be used to meet its obligation to the New Series A Preferred stockholders who elect to convert New Series A Preferred into Common Stock, and for future capital raising activities.

On the other hand, as noted above, the issuance of additional shares of Common Stock, upon conversion of the New Series A Preferred or otherwise, could result in one or more stockholders obtaining sufficient shares of the Company's Common Stock to exercise control of the Company. Although no holder of New Series A Preferred may convert New Series A Preferred if such conversion would result in the holder together with its affiliates becoming the beneficial owners of 10% or more of the Company's Common Stock, holders of New Series A Preferred acquiring less than 10% of the Company's Common Stock through conversion of New Series A Preferred, if they did not sell but continued to hold such Common Stock, could, in the aggregate, acquire ownership of a sufficient number of shares of Common Stock to elect a majority of the members of the Board, giving such holders the ability to effect a change of control. However, the Cash Exchange Option as proposed by the Restructuring may reduce the number of holders of New Series A Preferred, which may reduce the possibility of such an occurrence.

EFFECTS OF THE RESTRUCTURING ON REGISTRATION AND VOTING

The Company's Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Restructuring will not affect the registration of the Company's Common Stock under the Exchange Act. After the implementation of the Restructuring, including the Restructuring Reverse Stock Split, the Company's Common Stock will continue to be reported on the Nasdaq National Market (assuming it meets all applicable listing requirements) under the symbol "RMTR" (although Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the Restructuring Reverse Stock Split has occurred).

Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the Proposals (other than as a result of the payment of cash in lieu of fractional shares in the Restructuring Reverse Stock Split, as described below). Although neither Proposal will affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), the Restructuring Reverse Stock Split will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. The number of stockholders of record will not be affected by either Proposal (except to the extent that any stockholder who, as a result of the Restructuring Reverse Stock Split, holds only a fractional share interest and, therefore, receives cash for that interest after the Restructuring Reverse Stock Split).

EFFECTS OF THE RESTRUCTURING ON THE SERIES A PREFERRED CONVERSION RATE

The conversion rate of the Series A Preferred currently varies in relation to the price of the Company's Common Stock, being the lowest trading price of the Common Stock during the 22 consecutive trading days ending with the trading date prior to the date of conversion, reduced by a percentage which increases from 7% during the seventh calendar month after the issuance of the Series A Preferred up to 15% during and after the fifteenth calendar month after such issuance. The Restructuring will change the New Series A Preferred conversion rate from the floating price as currently operates for Series A Preferred to a rate of $1.00 per share of Common Stock (or $0.75 during the period before April XX, 1999). These conversion rates will be subject to adjustment for customary anti-dilution events and will be increased to give effect to the Restructuring Reverse Stock Split.

EFFECTS OF THE RESTRUCTURING ON RESERVED SHARES AND PAR VALUE

The Restructuring Reverse Stock Split will effect a reduction in the number of shares and an increase in the exercise price per share of Common Stock available for issuance under the Company's employee stock option plans in proportion to the exchange ratio of the Restructuring Reverse Stock Split. As of December 31, 1998, the aggregate number of shares of Common Stock currently authorized for issuance under the employee stock option plans is 4,479,831 (prior to giving effect to the Restructuring Reverse Stock Split).

In addition to outstanding options granted under the Company's employee stock option plan, the Company also has outstanding warrants to purchase shares of the Company's Common Stock, debt which may be converted into Common Stock, and reserved shares of Common Stock issuable pursuant to the DFA Contracts. Under the terms of the warrants, the applicable provisions of the debt instrument, and the DFA Contracts, the Restructuring Reverse Stock Split will effect a reduction in the number of shares and an increase in the price per share of the Company's Common Stock issuable upon exercise of such warrants, conversion of such debt and issuance of shares pursuant to the DFA Contracts, in proportion to the Restructuring Reverse Stock Split ratio.

The par value of the Company's Common Stock and New Series A Preferred will remain at $0.01 per share following the effective time of the Restructuring Reverse Stock Split, although the number of shares of Common Stock issued and outstanding will be reduced. Accordingly, the aggregate par value of the issued and outstanding Common Stock also will be reduced. In addition, the number of authorized but unissued shares of Common Stock effectively will be increased by the Restructuring Reverse Stock Split.

                               PROPOSAL 2

GENERAL

On December 22, 1998 and January 4, 1999, the Board considered and unanimously adopted resolutions declaring the advisability of a series of amendments to the Certificate of Incorporation to effect, at any time prior to January 1, 2000, reverse stock splits of the Company's Common Stock, whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 outstanding shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board. On March 1, 1999, the Board unanimously resolved that the above-described proposal would be submitted to the stockholders of the Company for approval, but the proposal would be conditional upon the Restructuring not being approved by the stockholders of the Company. See "Reasons for the Restructuring; Effects of Non-Approval of the Restructuring" above and "Reasons for Proposal 2; Effects of Non-Approval of Proposal 2" below. If the Board determines to effect one of such reverse stock splits ("Proposal 2") by filing the applicable amendment with the Secretary of State of the State of Delaware, all other such reverse stock splits will be abandoned. Approval of Proposal 2 will authorize the Board in its discretion to effectuate Proposal 2 in any of the following ratios: 1:1.5, 1:2, 1:2.5, 1:3, 1:3.5, 1:4, 1:4.5, and 1:5. The Board believes that stockholder approval of a range of exchange ratios (as opposed to a specified exchange ratio) within which Proposal 2 may be effected will provide the Board with flexibility to achieve the purposes of Proposal 2. See "Reasons for Proposal 2; Effects of Non-Approval of Proposal 2" below.

If the Restructuring is not approved by the stockholders and Proposal 2 is approved by the stockholders and following such approval the Board determines Proposal 2 is in the best interests of the Company and its stockholders, Article FOURTH of the Company's Certificate of Incorporation would be amended as set forth in the Certificate of Amendment to the Certificate of Incorporation (the "Proposal 2 Certificate of Amendment"), attached to this Proxy Statement as Exhibit C; provided, however, that such form of Proposal 2 Certificate of Amendment is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect Proposal 2.

Proposal 2 would become effective on the date of filing of the Proposal 2 Certificate of Amendment (the "Proposal 2 Effective Date") as of the time of filing with the office of the Secretary of State of the State of Delaware. Except as set forth below with respect to fractional shares, on the Proposal 2 Effective Date, each share of Common Stock issued and outstanding immediately prior thereto will be automatically and without any action on the part of the stockholders combined, converted and changed into new shares of Common Stock in accordance with the Proposal 2 ratio determined by the Board within the limits set forth in Proposal 2, that is, .67 share, for the ratio 1:1.5, through and including .2 share, for the ratio 1:5.

Except as may result from the payment of cash for fractional shares, as described below, each holder of Common Stock will hold the same percentage of Common Stock outstanding immediately following the effectiveness of Proposal 2 as each such stockholder did immediately prior to Proposal 2. Upon effectiveness, Proposal 2 will result in a reduction of the number of shares of Common Stock issued and outstanding and a corresponding increase in the number of authorized and unissued shares of the Company's Common Stock. As described more fully in "Effects of Proposal 2 on Ownership and Control," conversions of shares of Series A Preferred will result in substantial dilution to holders of the Company's Common Stock.

If the Restructuring is not approved by the stockholders at the Special Meeting and Proposal 2 is approved by the stockholders of the Company at the Special Meeting, Proposal 2 will be effected, if at all, only upon a determination by the Board, in consultation with CIBC, that Proposal 2 (in a reverse split ratio determined by the Board upon advice of its financial advisor within the limits set forth in Proposal 2) is in the best interests of the Company and its stockholders. Such determination will be based upon certain factors, principally including but not limited to (i) whether, failing approval of the Restructuring, an agreement is reached with the holders of the Series A Preferred regarding conversion and other terms and conditions of the Series A Preferred, (ii) the likely effect of Proposal 2 on the market price of the Common Stock, (iii) the Company's working capital needs in light of the existing and expected marketability and liquidity of the Common Stock and (iv) prevailing market conditions. In consideration of the reasons as herein described, the Board has determined the advisability of Proposal 2 in the event that the Restructuring is not authorized by the stockholders and, depending on the foregoing factors and such other reasons and circumstances as may exist at the time, the Board expects to effect Proposal 2 if authorized by the stockholders and if the Restructuring is not authorized by the stockholders.

Notwithstanding approval of Proposal 2 by the stockholders at the Special Meeting, the Board may, in its sole discretion, determine not to effect Proposal 2 prior to January 1, 2000. If the Board fails to implement Proposal 2 prior to such date, stockholder approval would again be required prior to implementing any reverse stock split or other change in the Company's authorized capital stock, other than pursuant to the Restructuring.

REASONS FOR PROPOSAL 2; EFFECTS OF NON-APPROVAL OF PROPOSAL 2

For the reasons set forth above (see "Reasons for the Restructuring; Effects of Non-Approval of the Restructuring"), the Company believes that the Restructuring is a superior alternative to Proposal 2 and accordingly, Proposal 2 will be conditional upon the Restructuring not being approved. Therefore, if the Restructuring is approved at the Special Meeting, whether or not Proposal 2 is also approved, Proposal 2 will not be implemented. As described above, the Company believes that the Restructuring would lead to substantially less dilution of the shares of Common Stock than if Proposal 2 were instead adopted. The Restructuring would also provide the Company with increased financial flexibility than is currently available under the DFA Contracts and the NEBF Credit Facility, whereas Proposal 2 does not affect these existing arrangements.

As noted earlier (see "Reasons for the Restructuring; Effects of Non-Approval of the Restructuring"), the Company is required under the terms of the Certificate of Designation and the Company's Preferred Stock Investment Agreements with the holders of the Series A Preferred to take such action as may be necessary to ensure that there are sufficient authorized but unissued shares of Common Stock available for conversion by the holders of the Series A Preferred. The reverse stock split contemplated by Proposal 2 was originally proposed with such obligations in mind, and such reverse stock split was to be considered at the March 15 Meeting. It became apparent, however, that the Restructuring was a superior alternative to a mere reverse stock split and was more likely to obtain the approval of stockholders and other interested parties including DFA and the NEBF. The Company therefore cancelled the March 15 Meeting in order for the Restructuring to be put before stockholders at the Special Meeting. However, although the Company believes that the Restructuring is preferable to Proposal 2, it is nonetheless submitting Proposal 2 to the stockholders at the Special Meeting because of such obligations.

The Board has declared the advisability of Proposal 2, in the event that the Restructuring is not approved by the stockholders. Provided that the Restructuring is not approved and Proposal 2 is approved, the Company will effect Proposal 2, if at all, because it should permit the Company to satisfy requests to convert Series A Preferred pursuant to the terms of the Company's Preferred Stock Investment Agreements with the holders of the Series A Preferred and the Certificate of Designation, and depending on the number and time of such conversions, it should (a) result in a per share price increase sufficient to enable the Company's Common Stock to remain eligible for listing on the Nasdaq National Market, although any such per share price increase will be dependent on, among other factors, the Company's operating performance, general market conditions and other factors affecting the market price of the Company's Common Stock, and (b) enhance the Company's ability to raise capital in the future by making available authorized but unissued shares of Common Stock. Upon filing of the Proposal 2 Certificate of Amendment, the Company's suspension of conversions of Series A Preferred will be lifted and Series A Preferred conversion requests will be honored.

As is the case with the Restructuring Reverse Stock Split, an increase in the per share price of the Company's Common Stock, which the Company also expects as a consequence of Proposal 2, may broaden the investor pool from which the Company might be able to obtain additional financing in the future and provide greater opportunities for forms of business combinations in which additional authorized but unissued shares may prove to be helpful.

Because the Company currently has no shares of Common Stock available to be issued for any purposes beyond shares already reserved for stock option plans, outstanding warrants, debt conversion, and for issuance pursuant to the DFA Contracts, if the stockholders of the Company do not approve Proposal 2 (or the Restructuring), the Company will be limited in its ability to honor conversion requests from holders of the Series A Preferred, to retain listing of its shares on the Nasdaq National Market, and to raise capital through issuance of Common Stock or securities convertible into Common Stock in the future. Further, failure to approve Proposal 2 (or the Restructuring) may result in the respective rights of the Company and the holders of Series A Preferred being determined through further litigation or negotiated resolution of adverse claims.

The Board is proposing a range of reverse stock splits under Proposal 2 (as opposed to approval of a specified reverse stock split), with the effectiveness of Proposal 2 to be determined by the Board if and when it decides to file the applicable Proposal 2 Certificate of Amendment, so as to provide the Board with flexibility in seeking to achieve the purposes of Proposal 2, and the Board believes that this is in the best interests of the Company and its stockholders in the event that the Restructuring is not approved.

EFFECTS OF PROPOSAL 2 ON OWNERSHIP AND CONTROL

If the stockholders approve Proposal 2, it will have the effect of increasing the Company's authorized but unissued shares of Common Stock which the Company can use to honor conversion requests. The Company believes that if the stockholders do not approve the Restructuring and approve Proposal 2, upon effecting Proposal 2, the holders of the Series A Preferred will continue to convert the Series A Preferred into Common Stock, thus resulting in substantial dilution of the holders of the Common Stock and, based upon the advice of CIBC, increased downward pressure on the market price for the Common Stock. The Company believes that Proposal 2 would have a significantly more dilutive effect on the Common Stock than the Restructuring. If all of the remaining outstanding shares of Series A Preferred were to be converted pursuant to the terms of the Series A Preferred using the lowest stock price of the fourth quarter 1998 ($0.25 per share), the total number of shares of Common Stock required for such conversion, with the applicable discount and, including accrued dividends at December 31, 1998, would be 46,139,431 (not taking account of any reverse stock split). See "Effects of the Restructuring on Ownership and Control" above.

The increase in the number of authorized but unissued and unreserved shares of Common Stock that would result from Proposal 2 would increase the percentage and number of shares of the Company's Common Stock that are authorized but unissued and unreserved for issuance to increase from 0% (currently) to between approximately 33% or 25,000,000 shares (if the ratio of 1:1.5 were effected) and 80% or 60,000,000 shares (if the ratio of 1:5 were effected). This effectively constitutes an increase in the number and proportion of shares of the Company's Common Stock that are available for
future issuance without further stockholder approval.   The issuance of
additional shares, upon conversion or otherwise, could result in one or more stockholders obtaining sufficient shares of the Company's Common Stock to exercise control of the Company. Although no holder of Series A Preferred may convert Series A Preferred if such conversion would result in the holder together with its affiliates becoming the beneficial owners of 10% or more of the Company's Common Stock, holders of Series A Preferred acquiring less than 10% of the Company's Common Stock through conversion of Series A Preferred, if they did not sell but continued to hold such Common Stock, could, in the aggregate, acquire ownership of a sufficient number of shares of Common Stock to elect a majority of the members of the Board, giving such holders the ability to effect a change of control.

EFFECTS OF PROPOSAL 2 ON MARKET PRICE AND MARKETABILITY

The possible effects of the reverse stock split contemplated by Proposal 2 on market price and marketability of the Company will, in the opinion of the Company, be substantially similar to what would occur with the Restructuring Reverse Stock Split. See "Effects of the Restructuring on Market Price and Marketability" above. However, the Restructuring provides for measures in addition to a reverse stock split, such as new arrangements with DFA and the NEBF, which may better improve the market price and marketability of the Common Stock of the Company than Proposal 2. In addition, as a condition to the closing of the Restructuring, all parties to the Letter of Intent are required to dismiss any litigation against the Company, which may also have a beneficial effect on the market price and marketability of the Common Stock of the Company, as compared with the position under Proposal 2.

EFFECTS OF PROPOSAL 2 ON RECORD HOLDERS

The Company believes that Proposal 2 will cause an increase in the number of record holders of Common Stock as a result of conversions of Series A Preferred, and because conversions will be greater if Proposal 2 is adopted instead of the Restructuring, the increase in the number of record holders may also be correspondingly greater. See "Effects of the Restructuring on Record Holders" above.

EFFECTS OF PROPOSAL 2 ON DIVIDENDS

See "Effects of the Restructuring on Dividends", which is equally applicable to Proposal 2.

EFFECTS OF PROPOSAL 2 ON TAKEOVERS

The Company believes that the possible effects of Proposal 2 on takeovers will be in substantially the same as would occur with the Restructuring. See "Effects of the Restructuring on Takeovers" above.

EFFECTS OF PROPOSAL 2 ON REGISTRATION AND VOTING

The discussion in "Effects of the Restructuring on Registration and Voting" above is equally applicable to Proposal 2.

EFFECTS OF PROPOSAL 2 ON THE SERIES A PREFERRED CONVERSION RATE

The conversion rate of the Series A Preferred currently varies in relation to the price of the Company's Common Stock. See "Effects of the Restructuring on the Series A Preferred Conversion Rate" above. This floating rate would remain in place if proposal 2 were given effect. However, pursuant to the Certificate of Designation, the conversion rate of the Series A Preferred is subject to adjustment for customary anti-dilution events and would be proportionately increased to give effect to Proposal 2.

EFFECTS OF PROPOSAL 2 ON RESERVED SHARES AND PAR VALUE

Shareholders are encouraged to read "Effects of the Restructuring on Reserved Shares and Par Value" above. The effects described therein would, in the opinion of the Company, be equally applicable to Proposal 2.

                               GENERAL

The following discussion relates to both the Restructuring and Proposal 2.

PAYMENT FOR FRACTIONAL SHARES

No fractional shares of Common Stock will be issued as a result of a Restructuring Reverse Stock Split or Proposal 2 (each a "Reverse Stock Split"). In lieu of any such fractional share interest, each holder of Common Stock, who as a result of an Reverse Stock Split would otherwise receive a fractional share of new Common Stock, will be entitled to receive cash, in United States Dollars, in an amount equal to the product calculated by multiplying (i) the closing sales price of the Company's Common Stock on the Restructuring Effective Date or the Proposal 2 Effective Date, as applicable (each an "Effective Date") as reported on the Nasdaq National Market or, if no such sales price exists, the mid-range between the last bid and asked price on the applicable Effective Date by (ii) the number of shares of Common Stock held by such holder that would otherwise have been converted into a fractional share interest. The resulting amount will be paid to such holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates," below.

EXCHANGE OF STOCK CERTIFICATES

Shortly after the applicable Effective Date, each holder of an outstanding certificate theretofore representing shares of Common Stock ("Old Common Stock") will receive from the Company or Citibank, N.A., as the Company's transfer agent (the "Transfer Agent"), instructions regarding the surrender of such certificate. These instructions will include a form of Transmittal Letter to be completed and returned to the Transfer Agent or the Company. As soon as practicable after the surrender of any certificate representing shares of Old Common Stock, together with a duly executed Transmittal Letter and any other documents the Transfer Agent may specify, the Transfer Agent will deliver to the person in whose name such certificate had been issued a new certificate registered in the name of such person representing the number of full shares of new Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate have been reclassified, and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of new Common Stock issued in connection with a Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated herein, each certificate, which immediately prior to a Reverse Stock Split represented any shares of Old Common Stock, shall be deemed at and after the Reverse Stock Split to represent the number of full shares of new Common Stock contemplated by the preceding sentence and the right to receive cash in lieu of any fractional share interest.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which, prior to approval of a Reverse Stock Split, represented any shares of Old Common Stock, except that if any certificates of new Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in the proper form for transfer.

NO APPRAISAL RIGHTS

Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the Restructuring or Proposal 2.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSALS

A summary of certain federal income tax consequences of the Reverse Stock Splits to the Company and to individual stockholders is set forth below. The following discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Stock Splits and is based upon present federal income tax law as currently interpreted, without taking into account possible changes in such law or interpretations, including amendments to applicable statutes and regulations or changes in the judicial or administrative rulings, some of which may have retroactive effect. The Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Splits. Certain stockholders such as dealers in securities, insurance companies, financial institutions, foreign individuals and entities, tax-exempt entities, and persons who do not hold the Common Stock as a capital asset may be subject to special rules not discussed below. ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE INFORMATION REGARDING THE EFFECTS OF THE REVERSE STOCK SPLITS UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

The Company intends that a Reverse Stock Split will constitute a reorganization (a "Reorganization") within the meaning of Section
368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. If a Reverse Stock Split constitutes a Reorganization, the following federal income tax consequences should result:

1. A stockholder would not recognize any gain or loss as a result of the Reverse Stock Split except to the extent that a stockholder receives cash in lieu of a fractional share. To the extent a stockholder receives cash in lieu of a fractional share, the stockholder would for tax purposes be treated as having sold the fractional share to the Company. Generally, such stockholder would recognize a gain or loss as a result of the repurchase of a fractional share, equal to the difference between (i) the stockholder's proportionate adjusted basis in such fractional share, and
    (ii) the cash amount received for such fractional share. Any gain would be treated as short-term capital gain taxable at a maximum federal income tax rate of 39.6% to a non-corporate stockholder if the stockholder has held his or her shares for 18 months or less prior to the Effective Date, or long-term capital gain taxable at a maximum federal income tax rate of 20% to a non-corporate stockholder if the stockholder has held his or her shares for more than 18 months prior to the Effective Date.

2. The aggregate tax basis of the shares of new Common Stock received by the stockholder pursuant to the Reverse Stock Split would equal the aggregate tax basis of the shares of Old Common Stock held by the stockholder immediately prior to the applicable Effective Date of the Reverse Stock Split reduced by any basis allocated to a fractional share for which the stockholder receives cash. The stockholder could "tack" the holding period of the Old Common Stock prior to the Reverse Stock Split to the holding period of the new Common Stock received by the stockholder as a result of the Reverse Stock Split, provided that the shares of Old Common Stock constituted capital assets in the hands of the stockholder.

3. Holders of Series A Preferred or New Series A Preferred would recognize no income, gain or loss for federal income tax purposes as a result of the changes to the conversion ratios for such stock incident to a Reverse Stock Split.

4. The Company would not recognize gain or loss as a result of a Reverse Stock Split.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to approve the Restructuring or Proposal 2.

Proxies solicited by the Board will be voted in favor of Proposal 1 and against Proposal 2 unless stockholders specify otherwise.

AT THE SPECIAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE ONE OF THE FOLLOWING RESOLUTIONS:

PROPOSAL 1

APPROVAL OF A RESTRUCTURING OF THE COMPANY (THE "RESTRUCTURING") PROVIDING
FOR:

     (a) (i) AMENDING AND RESTATING THE CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF THE COMPANY RELATING TO THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED") IN THE FORM OF EXHIBIT A TO THIS PROXY STATEMENT; AND

         (ii) AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH FIVE SHARES OF COMMON STOCK WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK;

     (b) THE TERMINATION OF CERTAIN CONTRACTS (THE "DFA CONTRACTS") BETWEEN THE COMPANY AND CERTAIN ENTITIES (EACH A "DFA ENTITY") ADVISED BY DIMENSIONAL FUND ADVISORS, INC. ("DFA") PURSUANT TO WHICH THE COMPANY IS CURRENTLY OBLIGATED TO PAY THE DFA ENTITIES $3,223,712 IN CASH, IN EXCHANGE FOR PROMISSORY NOTES (THE "DFA NOTES") IN THE AGGREGATE PRINCIPAL AMOUNT OF $3,223,712 HAVING A MATURITY DATE OF ONE YEAR FROM ISSUANCE AND BEARING INTEREST AT 8% PER ANNUM; AND

     (c) AMENDMENT TO THE COMPANY'S EXISTING CREDIT FACILITY (THE "NEBF CREDIT FACILITY") WITH THE NATIONAL ELECTRICAL BENEFIT FUND (THE "NEBF") TO (i) EXTEND THE MATURITY OF THE NEBF CREDIT FACILITY TO MARCH 15, 2002, (ii) RELEASE CERTAIN COLLATERAL PLEDGED BY THE COMPANY TO THE NEBF PURSUANT TO THE NEBF CREDIT FACILITY, AND
          (iii) OTHERWISE PROVIDE FOR NEBF APPROVAL OF THE TERMS OF THE RESTRUCTURING; AND

PROPOSAL 2

IF PROPOSAL 1 IS NOT APPROVED BY THE STOCKHOLDERS OF THE COMPANY, AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5, AND 5 SHARES OF COMMON STOCK WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. HOWEVER, IF A STOCKHOLDER VOTES AGAINST PROPOSAL 1, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SUCH STOCKHOLDERS VOTE FOR PROPOSAL 2.

The transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are being presented to stockholders of the Company as a single unified proposal and approval of Proposal 1 will constitute approval of all the transactions contemplated thereby. Each of the transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) and (c) of Proposal 1 are conditioned upon the consummation of each of such transactions and none of such transactions contemplated by the Restructuring as set forth in sub-paragraphs (a), (b) or
(c) of Proposal 1 will be adopted by the Company unless all of such transactions are consummated simultaneously.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Special Meeting other than those described herein. If any other matters properly come before the Special Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

Proposals of stockholders of the Company made under Securities and Exchange Commission Rule 14a-8, which were intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the Special Meeting, were to be received by the Company not later than December 15, 1998, in order for such proposals to be included in the proxy statement and form of proxy relating to that annual meeting. No such proposals were received by the Company.

All other stockholder proposals to be presented at the 1999 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at the Company's principle offices no later than the close of business on
(i) the date that is 60 days in advance of the meeting or (ii) the date that is 10 days after the date on which the notice of the 1999 Annual Meeting is first given to stockholders, whichever is later. The notice must provide the information required by the Company's By-laws. A copy of these By-law requirements will be provided upon request in writing to the Secretary of the Company at the principle offices of the Company.

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission and as may be subsequently amended, are hereby incorporated by reference herein.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO RICHARD L. MOHR, CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, CORPORATE COMMUNICATIONS DEPARTMENT, 1850 RAMTRON DRIVE, COLORADO SPRINGS, COLORADO 80921.

PROXY                                                                   PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      RAMTRON INTERNATIONAL CORPORATION

                April 19, 1999 Special Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated March XX, 1999, and hereby appoints L. David Sikes and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on April 19, 1999, at 2:00 p.m., Mountain Standard time, at the principal office of the Company, located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matter set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2. HOWEVER, IF PROPOSAL 1 IS NOT APPROVED BY THE REQUISITE VOTE OF STOCKHOLDERS, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 UNLESS A CONTRARY DIRECTION IS INDICATED.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be signed on Reverse Side)
                                                           SEE REVERSE SIDE

                      RAMTRON INTERNATIONAL CORPORATION
               PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                      (X)

PROPOSAL 1

APPROVAL OF A RESTRUCTURING OF THE COMPANY (THE "RESTRUCTURING") PROVIDING
FOR:

(a) (i) AMENDING AND RESTATING THE CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF THE COMPANY RELATING TO THE COMPANY'S SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED") IN THE FORM OF EXHIBIT A TO THE ATTACHED PROXY STATEMENT; AND

    (ii) AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH FIVE SHARES WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK;

(b) THE TERMINATION OF CERTAIN CONTRACTS (THE "DFA CONTRACTS") BETWEEN THE COMPANY AND CERTAIN ENTITIES (EACH A "DFA ENTITY") ADVISED BY DIMENSIONAL FUND ADVISORS, INC. ("DFA") PURSUANT TO WHICH THE COMPANY IS CURRENTLY OBLIGATED TO PAY THE DFA ENTITIES $3,223,712 IN CASH, IN EXCHANGE FOR PROMISSORY NOTES (THE "DFA NOTE") IN THE AGGREGATE PRINCIPAL AMOUNT OF $3,223,712 HAVING A MATURITY DATE OF ONE YEAR FROM ISSUANCE AND BEARING INTEREST AT 8% PER ANNUM; AND

(c) AMENDMENT TO THE COMPANY'S EXISTING CREDIT FACILITY (THE "NEBF CREDIT FACILITY") WITH THE NATIONAL ELECTRICAL BENEFIT FUND (THE "NEBF") TO
(i) EXTEND THE MATURITY OF THE NEBF CREDIT FACILITY TO MARCH 15, 2002, (ii) RELEASE CERTAIN COLLATERAL PLEDGED BY THE COMPANY TO THE NEBF PURSUANT TO THE NEBF CREDIT FACILITY, AND (iii) OTHERWISE PROVIDE FOR NEBF APPROVAL OF THE TERMS OF THE RESTRUCTURING; AND

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

PROPOSAL 2

IF PROPOSAL 1 IS NOT APPROVED BY THE STOCKHOLDERS OF THE COMPANY, AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5, AND 5 SHARES OF COMMON STOCK WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                               Dated                    1999.
                                                     ------------------
Signature(s)
            -----------------------------------------------------------------

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her names appear hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

=============================================================================

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                               ------------------------
                                               Richard L. Mohr
                                               Secretary

Colorado Springs, Colorado
March XX, 1999